Exhibit II.3

Report of the Audit Committee

In compliance with Section 359(6) of the Companies and Allied Matters Act, we have -

(a)	reviewed the scope and planning of the audit requirements;

(b)	reviewed the external Auditors’ Memorandum of Recommendations on Accounting Policies and Internal Controls together with Management Responses; and

(c)	ascertained that the accounting and reporting policies of the Company for the year ended 30 June 2015 are in accordance with legal requirements and agreed ethical practices.

In our opinion, the scope and planning of the audit for the year ended 30 June 2015 were adequate and the Management Responses to the Auditors findings were satisfactory.

Mr. G.O. Ibhade

Chairman, Audit Committee

31 August 2015

Members of the Audit Committee

Mr. G. O. Ibhade	-	Shareholder/Chairman
Mr. C. O. Ajaegbu	-	Shareholder
Mr. M. O. Igbrude	-	Shareholder
Mr. P. J. Jenkins	-	Director
Mrs. Z. Abdurrahman	-	Director
Amb. S. T. Dogonyaro	-	Director

54       |  ANNUAL REPORT 2015

Statement of Directors Responsibilities

The Directors accept responsibility for the preparation of the financial statements set out on pages 57 to 96 that give a true and fair view in accordance with the International Financial Reporting Standards (IFRS) and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council of Nigeria Act, 2011.

The Directors further accept responsibility for maintaining adequate accounting records as required by the Companies and Allied Matters Act of Nigeria and for such internal control as the Directors determine is necessary to enable the preparation of financial statements that are free from material misstatement whether due to fraud or error.

The Directors have made an assessment of the Company’s ability to continue as a going concern and have no reason to believe the Company will not remain a going concern in the year ahead.

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

Babatunde A. Savage	Ronald Plumridge
FRC/2013/ICAN/00000003514	FRC/2015/IODN/000000012370
3 September 2015	3 September 2015

  |  ANNUAL REPORT 2015    55

KPMG Professional Services	Telephone	234 (1) 271 8955
KPMG Tower		234 (1) 271 8599
Bishop Aboyade Cole Street	Fax	234 (1) 271 0540
Victoria Island	Internet	www.kpmg.com/ng
PMB 40014, Falomo
Lagos

Independent Auditors Report

to the members of Guinness Nigeria Plc

We have audited the accompanying financial statements of Guinness Nigeria Plc (“the Company”), which comprise the statement of financial position as at 30 June 2015, income statement, statement of comprehensive income, statement of changes in equity, statement of cash flows for the year then ended, a summary of significant accounting policies and other explanatory information, as set out on pages 57 to 96.

Directors’ Responsibility for the Financial Statements

The directors are responsible for the preparation of financial statements that give a true and fair view in accordance with International Financial Reporting Standards and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council of Nigeria Act, 2011, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these financial statements give a true and fair view of the financial position of Guinness Nigeria Plc (“the Company”) as at 30 June 2015, and of the Company’s financial performance and cash flows for the year then ended in accordance with International Financial Reporting Standards and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council of Nigeria Act, 2011.

Report on Other Legal and Regulatory Requirements

Compliance with the Requirements of Schedule 6 of the Companies and Allied Matters Act of Nigeria

In our opinion, proper books of account have been kept by the Company, so far as appears from our examination of those books and the statement of financial position, income statement and the statement of comprehensive income are in agreement with the books of account.

In our opinion, proper books of account have been kept by the Company, so far as appears from our examination of those books and the statement of financial position, income statement and the statement of comprehensive income are in agreement with the books of account.

Signed:

Oluwatoyin A. Gbagi, FCA

FRC/2012/ICAN/00000000565

For: KPMG Professional Services

Chartered Accountants

3 September 2015

Lagos, Nigeria

KPMG Professional Services, a Partnership established under Nigeria law, is a member of KPMG International Cooperative (“KPMG International”), a swiss entity. All rights reserved.	Abayomi D. Sanni	Adebisi O. Lamikanra	Adekunle A. Elebute	Adetola P. Adeyemi
	Adewale K. Ajayi	Ajibola O. Olomola	Akinyemi J. Ashade	Ayodele H. Othihiwa
	Ayo L. Salami	Chibuzor N. Anyanechi	Goodluck C. Obi	Ibitomi M. Adepoju
	Joseph O. Tegbe	Kabir O. Okunlola	Oladapo R. Okubadejo	Oladimeji I. Salaudeen
Registered in Nigeria No BN 986925	Olanike I. James	Olumide O. Olayinka	Olusegun A. Sowande	Oluseyi T. Bickersteth
	Oluwafemi O. Awotoye	Oluwatoyin A. Gbagi	Tayo I. Ogungbenro	Victor U. Onyenkpa

56       |  ANNUAL REPORT 2015

Statement of Financial Position

as at 30th June

	Notes	2015	2014
		N’000	N’000
ASSETS
Non-current assets
Property, plant and equipment	15(a)	87,754,074	90,683,405
Intangible assets	16(a)	942,887	608,138
Prepayments	18(a)	13,283	171,119
Other receivables	17	24,876	25,570

Total non-current assets		88,735,120	91,488,232

Current assets
Inventories	19	10,750,598	13,469,248
Trade and other receivables	20	15,503,824	19,218,236
Prepayments	18(b)	1,452,467	1,861,975
Cash and cash equivalents	21	5,804,623	6,290,582

Total current assets		33,511,512	40,840,041

Total assets		122,246,632	132,328,273

Equity
Share capital	22(b)	752,944	752,944
Share premium	22(c)	8,961,346	8,961,346
Share based payment reserve	22(d)	18,582	18,582
Retained earnings		38,608,504	35,328,845

Total equity		48,341,376	45,061,717

Liabilities
Non-current liabilities
Loans and borrowings	24(a)	12,250,754	27,429,985
Employee benefits	25	2,212,922	3,028,651
Deferred tax liabilities	27	13,341,236	12,559,441

Total non-current liabilities		27,804,912	43,018,077

Current liabilities
Bank overdrafts	21	1,471,762	4,680,225
Current tax liabilities	13(e)	2,275,704	1,585,320
Dividend payable	23(b)	3,903,005	4,110,475
Loans and borrowings	24(a)	6,967,560	3,148,882
Trade and other payables	28	31,482,313	30,723,577

Total current liabilities		46,100,344	44,248,479

Total liabilities		73,905,256	87,266,556

Total equity and liabilities		122,246,632	132,328,273

Approved by the Board of Directors on 3 September 2015 and signed on its behalf by:

Babatunde A. Savage (Chairman)	Ronald Plumridge (Ag. Managing Director)
FRC/2013/ICAN/00000003514	FRC/2015/IODN/000000012370

Additionally certified by:

Bolarinwa Lamidi (Financial Controller)

FRC/2013/ICAN/00000003511

The notes on pages 62 to 96 are integral parts of these financial statements.

  |  ANNUAL REPORT 2015    57

Income Statement

for the year ended 30th June

	Notes	2015	2014
		N’000	N’000

Revenue	8	118,495,882	109,202,120
Cost of sales		(62,604,362)	(57,868,906)

Gross profit		55,891,520	51,333,214

Other income	9	722,587	734,346
Marketing and distribution expenses		(27,113,449)	(25,931,970)
Administrative expenses	11(d)	(13,833,279)	(10,012,212)

Operating profit		15,667,379	16,123,378

Finance income	10(a)	705,443	319,741
Finance costs	10(b)	(5,577,720)	(4,761,559)

Net finance costs		(4,872,277)	(4,441,818)

Profit before taxation	11	10,795,102	11,681,560
Taxation	13(a)	(3,000,203)	(2,108,080)

Profit for the year		7,794,899	9,573,480

Earnings per share
Basic and diluted earnings per share (kobo)	14(a)	518	636

The notes on pages 62 to 96 are integral parts of these financial statements

58       |  ANNUAL REPORT 2015

Statement of Comprehensive Income

for the year ended 30th June

	Notes	2015	2014
		N’000	N’000

Profit for the year		7,794,899	9,573,480

Other comprehensive income
Items that will never be reclassified to income statement

Defined benefit plan actuarial gain/(loss)	25(a)	45,879	(111,358)
Tax on other comprehensive income	27(b)	(13,764)	33,408

Other comprehensive income for the year, net of tax		32,115	(77,950)

Total comprehensive income for the year		7,827,014	9,495,530

The notes on pages 62 to 96 are integral parts of these financial statements

  |  ANNUAL REPORT 2015    59

Statement of Changes in Equity

for the year ended 30th June

	Notes	Share capital	Share premium	Share based payment reserve	Retained earnings	Total equity
		N’000	N’000	N’000	N’000	N’000

Balance at 1 July 2013		752,944	8,961,346	18,582	36,306,239	46,039,111

Total comprehensive income
Profit for the year		—	—	—	9,573,480	9,573,480
Other comprehensive income		—	—	—	(77,950)	(77,950)

Total comprehensive income for the year		—	—	—	9,495,530	9,495,530

Transaction with owners, recorded directly in equity
Dividends to equity holders	23(b)	—	—	—	(10,541,217)	(10,541,217)
Unclaimed dividends written back	23(b)	—	—	—	68,293	68,293
Share based payment charge	26(c)	—	—	103,465	—	103,465
Share based payment recharge	26(c)	—	—	(103,465)	—	(103,465)

Total transactions with owners		—	—	—	(10,472,924)	(10,472,924)

Balance at 30 June 2014		752,944	8,961,346	18,582	35,328,845	45,061,717

Balance at 1 July 2014		752,944	8,961,346	18,582	35,328,845	45,061,717

Total comprehensive income
Profit for the year		—	—	—	7,794,899	7,794,899
Other comprehensive income		—	—	—	32,115	32,115

Total comprehensive income for the year		—	—	—	7,827,014	7,827,014

Transaction with owners, recorded directly in equity

Dividends to equity holders	23(b)	—	—	—	(4,818,842)	(4,818,842)
Unclaimed dividends written back	23(b)	—	—	—	271,487	271,487
Share based payment charge	26(c)	—	—	57,064	—	57,064
Share based payment recharge	26(c)	—	—	(57,064)	—	(57,064)

Total transactions with owners		—	—	—	(4,547,355)	(4,547,355)

Balance at 30 June 2015		752,944	8,961,346	18,582	38,608,504	48,341,376

The notes on pages 62 to 96 are integral parts of these financial statements.

60       |  ANNUAL REPORT 2015

Statement of Cash Flows

for the year ended 30th June

	Notes	2015	2014
		N’000	N’000
Cash flows from operating activities
Profit for the year		7,794,899	9,573,480
Adjustments for:
Depreciation	15(a)	11,215,213	10,525,929
Amortisation of intangible assets	16(a)	117,743	94,433
Share based payment credit/(charge)	26(c)	(33,607)	75,809
Finance income	10(a)	(705,443)	(319,741)
Finance costs	10(b)	5,577,720	4,761,559
Impairment of inventories	19	1,099,852	733,940
Write-off of property, plant and equipment	15(i)	162,974	333,775
Loss on disposal of property, plant and equipment	15(i)	136,642	67,223
Long service awards charge	25(b)	151,884	37,893
Income tax expense	13(a)	3,000,203	2,108,080

		28,518,080	27,992,380

Changes in:
Inventories		1,618,798	(1,803,086)
Trade and other receivables	20(b)	3,718,965	(4,056,051)
Prepayments		567,344	(423,797)
Trade and other payables	28(b)	5,263,588	5,398,746

Cash generated from operating activities		39,686,775	27,108,192
Income tax paid	13(e)	(1,520,648)	(3,902,176)
Gratuity paid	25(a)	(1,052,319)	(353,833)
Value added tax paid	28(b)	(4,374,215)	(3,588,494)
Long service awards paid	25(b)	(200,608)	(106,487)

Net cash generated from operating activities		32,538,985	19,157,202

Cash flows from investing activities
Finance income received	10(a)	700,822	268,582
Proceeds from disposal of property, plant and equipment	15(i)	73,269	14,828
Acquisition of intangible assets	16(a)	(35,676)	(123,800)
Acquisition of property, plant and equipment	15(h)	(9,192,991)	(13,843,305)

Net cash used in investing activities		(8,454,576)	(13,683,695)

Cash flows from financing activities
Proceeds from loans and borrowings	24(c)	1,273,052	21,796,544
Repayment of loans and borrowings	24(c)	(9,593,078)	(3,249,756)
Repayment of finance lease liabilities	24(c)	(3,096,902)	(6,645,599)
Finance costs paid	10(b)	(5,190,152)	(4,356,801)
Dividends paid	23(b)	(4,754,825)	(10,849,192)

Net cash used in financing activities		(21,361,905)	(3,304,804)

Net increase in cash and cash equivalents		2,722,504	2,168,703
Cash and cash equivalents at 1 July		1,610,357	(558,346)

Cash and cash equivalents at 30 June	21	4,332,861	1,610,357

The notes on pages 62 to 96 are integral parts of these financial statements.

  |  ANNUAL REPORT 2015    61

Notes to the Financial Statements

for the year ended 30th June

S/N		Page

1	Reporting entity	63

2	Basis of preparation	63

3	Functional and presentation currency	63

4	Use of estimates and judgements	63

5	Basis of measurement	64

6	Changes in accounting policies	64

7	Significant accounting policies	64

8	Revenue	72

9	Other income	72

10	Finance income and finance costs	73

11	Profit before taxation	73

12	Personnel expenses	75

13	Taxation	76

14	Earnings and declared dividend per share	77

15	Property, plant and equipment	77

16	Intangible assets	79

17	Other receivables	80

18	Prepayments	80

19	Inventories	80

20	Trade and other receivables	80

21	Cash and cash equivalents	81

22	Share capital and reserves	81

23	Dividends	81

24	Loans and borrowings	82

25	Employee benefits	83

26	Share based payments	86

27	Deferred tax liabilities	88

28	Trade and other payables	88

29	Financial risk management and financial instruments	89

30	Operating leases	95

31	Contingencies	95

32	Related parties	95

33	Events after the reporting date	96

62       |  ANNUAL REPORT 2015

Notes to the Financial Statements

1.	Reporting entity

Guinness Nigeria Plc, a public Company quoted on the Nigerian Stock Exchange was incorporated on 29 April 1950, as a trading company importing Guinness Stout from Dublin. The Company has since transformed itself into a manufacturing operation and its principal activities continue to be brewing, packaging, marketing and selling of Guinness Foreign Extra Stout, Guinness Extra Smooth, Malta Guinness, Malta Guinness Low Sugar, Harp Lager, Smirnoff Ice, Smirnoff Ice-Double Black with Guarana, Satzenbrau Pilsner Lager, Dubic Lager, Dubic Dark Ale, Snapp, Orijin Spirit mixed drink, and Orijin Bitters. The address of the Company’s registered office is at 24 Oba Akran Avenue, Ikeja, Lagos.

2.	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). These financial statements were authorised for issue by the Board of Directors on 3 September 2015.

3.	Functional and presentation currency

These statements are presented in Naira, which is the Company’s functional currency. All financial information presented in Naira has been rounded to the nearest thousand unless stated otherwise.

4.	Use of estimates and judgements

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

Information about assumptions and estimation uncertainties and critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements are described in the following notes:

(a)	Assumptions and estimation uncertainties

Note 25	–	measurement of defined benefit obligations: key actuarial assumptions
Note 26	–	share-based payment
Note 31	–	recognition and measurement of provisions and contingencies: key assumptions about the likelihood and magnitude of an outflow of resources

(b)	Judgements

No significant judgements were made in application of accounting policies that could have significant effects on the amounts recognised in the financial statements.

Measurement of fair values

Some of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1	–	quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	–	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. as derived from prices).

Level 3	–	inputs for the asset or liability that are not based on observable market data (unobservable inputs).

  |  ANNUAL REPORT 2015    63

Notes to the Financial Statements

If the inputs used to measure the fair value of an asset or a liability might be categorised in different levels of the fair value hierarchy, then the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Company recognises transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

Note 26	–	Share based payments
Note 29	–	Financial risk management and financial instruments

5.	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items which have been measured on an alternative basis on each reporting date.

Items	Measurement basis
Non-derivative financial instruments	Initially measured at fair values and subsequently measured at amortised cost.

Employee benefits	Present value of defined benefit obligation

Share-based payment transactions	Event day fair value of the equity instrument issued.

6.	Changes in accounting policies

Except for the changes below, the Company has consistently applied the significant accounting policies as set out in Note 7 to all periods presented in these financial statements.

The Company has adopted the following new standards with a date of initial application for periods starting on or after 1 January 2014:

(i)	IAS 32 - Amendments to o setting financial Assets and financial liabilities.

(ii)	IAS 19 - Amendments to Defined Benefit Plans

These standards do not have material effect on the financial statements.

(iii)	IFRIC 21 - Levies

The Company adopted IFRIC 21 -Levies with a date of initial adoption of 1 July 2014. The standard based on the clarification provided required that the Company is not expected to recognise a levy until the obligating event specified in the legislation occurs, even if there is no realistic opportunity to avoid the obligation. The standard does not have a material effect on the financial statements.

7.	Significant accounting policies

Except for the changes explained in Note 6, the Company has consistently applied the following accounting policies to all periods presented in these financial statements.

(a)	Foreign currency transactions

Transactions denominated in foreign currencies are translated and recorded in Naira at the actual exchange rates as of the date of the transaction.

64       |  ANNUAL REPORT 2015

Notes to the Financial Statements

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated to the functional currency at the exchange rate when the fair value was determined. Foreign currency differences are generally recognised in income statement. Non-monetary items that are measured based on historical cost in a foreign currency are not translated.

(b)	Financial instruments

i.	Non-derivative financial assets

The Company initially recognises loans and receivables on the date that they are originated. All other financial assets are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognised as a separate asset or liability.

The Company has the following non-derivative financial assets:

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand; cash balances with banks and call deposits with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of statement of cash flows.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables comprise trade and other receivables.

Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables with short-term maturities and no stated rates of interest are measured at original invoice amounts where the effect of discounting is not significant.

ii.	Non-derivative financial liabilities

All financial liabilities are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Company has the following non-derivative financial liabilities: loans and borrowings, bank overdrafts, trade and other payables. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

iii.	Share capital

The Company has one class of shares, ordinary shares. Ordinary shares are classified as equity. When new shares are issued, they are recorded in share capital at their par value. The excess of the issue price over the par value is recorded in the share premium reserve.

Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

  |  ANNUAL REPORT 2015    65

Notes to the Financial Statements

(c)	Property, plant and equipment

i.	Recognition, measurement and derecognition

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. Property, plant and equipment under construction are disclosed as capital work-in-progress. The cost of self-constructed asset includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use including, where applicable, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

Purchased software that is integral to the functionality of the related equipment is capitalised as part of the equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The carrying amount of an item of property, plant and equipment shall be derecognised on disposal or when no future economic benefits are expected from its use or disposal.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognised in income statement.

ii.	Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably.

The carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in income statement as incurred.

iii.	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset less its residual value. Depreciation is recognised in income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment which reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term in which case the assets are depreciated over the useful life.

The estimated useful lives for the current and comparative years are as follows:

Leasehold land	–	lease period
Buildings	–	50 years
Plant and machinery	–	2 to 37 years
Furniture and equipment	–	3 to 5 years
Motor vehicles	–	4 years
Returnable packaging materials	–	5 to 10 years

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate.

Capital work-in-progress is not depreciated. The attributable cost of each asset is transferred to the relevant asset category immediately the asset is available for use and depreciated accordingly.

66       |  ANNUAL REPORT 2015

Notes to the Financial Statements

(d)	Intangible assets

Software and concession right

Intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and accumulated impairment losses. The Company’s intangible assets with finite useful life comprises computer software and concession right. Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific intangible asset to which it relates.

Amortisation is calculated over the cost of the asset, or other amount substituted for cost less its residual value. Amortisation is recognised in income statement on a straight-line basis over the estimated useful lives of intangible assets. The estimated useful life for the current and preceding period is as follows:

Computer software- SAP	—11 years
Computer software-others	— 3 years
Concession right	—10 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

An intangible asset is derecognised where it is certain that there would be no future flow of economic benefit to the Company as a result of holding such asset.

(e	Leases

Determining whether an arrangement contains a lease

At inception of an arrangement, the Company determines whether the arrangement is or contains a lease.

At inception or on re-assessment of an arrangement that contains a lease, the Company separates payments and other consideration required by the arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Company concludes for a finance lease that it is impracticable to separate the payments reliably, then an asset and a liability are recognised at an amount equal to the fair value of the underlying asset; subsequently, the liability is reduced as payments are made and an imputed finance cost on the liability is recognised using the Company’s incremental borrowing rate.

Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and the leased assets are not recognised in the Company’s statement of financial position.

Lease payments

Payments made under operating leases are recognised in income statement on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

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Notes to the Financial Statements

(f)	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. The basis of costing is as follows:

Raw materials, non-returnable packaging materials and consumable spare parts	–	purchase cost on a weighted average basis including transportation and applicable clearing charges.

Finished products and products-in-process	–	average cost of direct materials and labour plus the appropriate amount attributable to production overheads based on normal production capacity.

Inventory-in-transit	–	purchase cost incurred to date.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs to completion and selling expenses. Inventory values are adjusted for obsolete, slow-moving or defective items.

(g)	Impairment

i.	Non-derivative financial assets

A financial asset not measured at fair value through income statement, including an equity accounted investee, is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be reliably estimated.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Company considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment, the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in income statement and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through income statement.

ii.	Non financial assets

The carrying amount of the Company’s non-financial assets, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit, or CGU”).

68       |  ANNUAL REPORT 2015

Notes to the Financial Statements

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognised if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognised in income statement. Impairment losses recognised in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(h)	Employee benefits

i.	Defined contribution plan

A defined contribution plan is a post-employment benefit plan (pension fund) under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

In line with the provisions of the Pension Reform Act 2004, the Company has instituted a defined contribution pension scheme for its management and non-management employees. Employee contributions to the scheme are funded through payroll deductions while the Company’s contribution is charged to income statement. The Company contributes 10% and 12% for management and non-management employees respectively while employees contribute 8% of their insurable earnings (basic, housing and transport allowance).

ii.	Gratuity

•	Defined benefit gratuity scheme

Lump sum benefits payable upon retirement or resignation of employment are fully accrued over the service lives of management and non-management staff under the scheme. Employees under the defined benefit scheme are those who had served a minimum of 5 years on or before 31 December 2008 when the scheme was terminated. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains/losses arising from valuations are charged in full to other comprehensive income. The Company ensures that adequate arrangements are in place to meet its obligations under the scheme.

•	Defined contribution gratuity scheme

The Company has a defined contribution gratuity scheme for management and non-management staff. Under this scheme, a specified amount is contributed by the Company to third party fund managers and recognised as an employee benefit expense to income statement over the service life of the employees.

iii.	Other long-term employee benefits

The Company’s other long-term employee benefits represents Long Service Awards payable upon completion of certain years in service and accrued over the service lives of the employees. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains/losses and curtailment gains or losses arising from valuations are charged in full to income statement.

iv.	Termination benefits

Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognises costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the end of the reporting period, then they are discounted.

v.	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognised for the amount expected to be paid under short-term cash bonus if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

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Notes to the Financial Statements

vi.	Share-based payment transactions

The fair value of equity settled share options and share grants is initially measured at grant date based on the binomial or Monte Carlo models and is charged in income statement over the vesting period. For equity settled shares, the credit is included in retained earnings in equity whereas for cash settled share-based payments a liability is recognised in the statement of financial position, measured initially at the fair value of the liability.

For cash settled share options and share grants, the fair value of the liability is remeasured at the end of each reporting period until the liability is settled, and at the date of settlement, with any changes in the fair value recognised in income statement. Cancellations of share options are treated as an acceleration of the vesting period and any outstanding charge is recognised in operating profit immediately.

(i)	Provisions and contingent liabilities

Provisions

A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

A provision for restructuring is recognised when the Company has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not provided for.

Contingent liabilties

A contingent liability is a possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the company, or a present obligation that arises from past events but is not recognised because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or the amount of the obligation cannot be measured with sufficient reliability.

Contingent liabilities are only disclosed and not recognised as liabilities in the statement of financial position. If the likelihood of an outflow of resources is remote, the possible obligation is neither a provision nor a contingent liability and no disclosure is made.

(j)	Revenue

Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of value added tax, excise duties, sales returns, trade discounts and volume rebates. Toll revenue represents income from operation of toll road which is the amount of tolls collected during the period. Revenue is recognised when persuasive evidence exists that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable and there is no continuing management involvement with the goods and the amount of revenue can be measured reliably.

If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognised as a reduction of revenue as the sales are recognised.

(k)	Government grants

Government grants that compensate the Company for expenses incurred are recognised in income statement as a reduction to cost of sales in the periods in which the expenses are recognised if the Company will comply with the condition attaching to them and it is probable that the grants will be received from the government.

(l)	Finance income and finance costs

Finance income comprises interest income on funds invested, gains on the disposal of available-for-sale financial assets. Finance income is recognised as it accrues in income statement, using the effective interest method.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions, interest expense on factoring of trade receivables recognised on financial assets except finance costs that are directly attributable to the acquisition, construction or production of a qualifying asset which are capitalised as part of the related assets, are recognised in income statement using the effective interest method.

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Notes to the Financial Statements

Foreign currency gains and losses are reported on a net basis as either finance income or finance cost depending on whether foreign currency movements are in a net gain or net loss position.

(m)	Income and deferred taxation

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in income statement except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates statutorily enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in income statement account except to the extent that it relates to a transaction that is                              recognised directly in equity. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the amount will be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised¹simultaneously.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences:

i.	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income statement

ii.	differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future

iii.	temporary differences arising on the initial recognition of goodwill.

(n)	Earnings per share

The Company presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the income statement attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the income statement attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding, adjusted for own shares held, for the effects of all dilutive potential ordinary shares.

(o)	Statement of cashflows

The statement of cash flows is prepared using the indirect method. Changes in statement of financial position items that have not resulted in cash flows such as translation differences, fair value changes, equity-settled share- based payments and other non-cash items, have been eliminated for the purpose of preparing the statement. Dividends paid to ordinary shareholders are included in financing activities. Finance cost paid is also included in financing activities while finance income received is included in investing activities.

(p)	Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Guinness Leadership Team.

Segment information is required to be presented in respect of the Company’s business and geographical segment, where applicable. The Company’s primary format for segment reporting is based on geographical segments. The geographical segments are determined by management based on the Company’s internal reporting structure. Where applicable, segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

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Notes to the Financial Statements

(q)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015, and have not been applied in preparing these financial statements. Those which may be relevant to the Company are as follows:

IFRS 9 – Financial instruments (effective for the financial statements for the year ending 30 June 2019) removes the multiple classification and measurement models for financial assets required by IAS 39 – Financial Instruments: Recognition and measurement and introduces a model that has only two classification categories: amortised cost and fair value. Classification is determined by the business model used to manage the financial assets and the contractual cash flow characteristics of the financial assets.

The accounting and presentation of financial liabilities and for derecognising financial instruments has been transferred from IAS 39 without any significant changes. The amendment to IFRS 7 – Financial instruments: Disclosures requires additional disclosures on transition from IAS 39 to IFRS 9.

IFRS 15 – Revenue from contracts with customers (effective for the financial statements for the year ending 30 June 2018). IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes.

The extent of the impact has not been determined and the Company does not plan to adopt these standards early.

(r)	Service concession charges

Service concession charges represent fixed annual amounts payable to the grantor in respect of concession right to the concession asset. These amounts are charged to the income statement throughout the concession period.

8.	Revenue

	2015	2014
	N’000	N’000
Nigeria	116,218,787	106,893,928
Export	2,277,095	2,308,192

	118,495,882	109,202,120

Nigeria is the Company’s primary geographical segment as over 98% of the Company’s revenue is earned from sales in Nigeria. All of the Company’s revenue is derived from sale of similar products with similar risks and returns. Additionally, none of the Company’s customers accounts for more than ten percent of the Company’s total revenue. Accordingly, no further business or geographical segment information is reported.

9.	Other income

	2015	2014
	N’000	N’000
Operating lease income (Note 15(c))	591,975	562,555
Sale of by-products	130,612	171,791

	722,587	734,346

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Notes to the Financial Statements

10.	Finance income and finance costs

(a)	Finance income and finance income received are as follows:

(i) Finance income per income statement

	2015	2014
	N’000	N’000

Interest income on bank deposits	411,046	314,324
Other interest income	126,225	5,417

Total interest income arising from financial assets not measured at fair value through income statement	537,271	319,741
Net gain on foreign exchange transactions	168,172	—

	705,443	319,741

(ii) Finance income in the statement of cash flows
Finance income per income statement	705,443	319,741
Accrued finance income	(4,621)	(51,159)

	700,822	268,582

(b)	Finance costs comprise the following:

(i) Finance costs per income statement

	2015	2014
	N’000	N’000
Finance expense on loans and borrowings	3,470,540	2,278,492
Interest expense on overdraft	1,350,744	1,457,830
Unwinding of discount on employee benefits	331,193	345,163
Other interest expense	425,243	487,936

Total interest expense arising from financial liabilities not measured at fair value through income statement	5,577,720	4,569,421
Net loss on foreign exchange transactions	—	192,138

	5,577,720	4,761,559

(ii) Finance costs in the statement of cash flows

	2015	2014
	N’000	N’000
Finance costs per income statement	5,577,720	4,761,559
Unwinding of discount on employee benefits	(331,193)	(345,163)
Accrued finance costs	(56,375)	(59,595)

	5,190,152	4,356,801

11.	Profit before taxation

(a)	Profit before taxation is stated after charging:

	2015	2014
	N’000	N’000
Depreciation of property, plant and equipment (Note 15(a))	11,215,213	10,525,929
Write-off of property plant and equipment	162,974	333,775
Amortisation of intangible assets (Note 16(a))	117,743	94,433
Auditors’ remuneration	35,144	33,470
Personnel expenses (Note 12(a))	12,728,213	9,527,408
Directors’ remuneration (Note 11(b))	245,223	219,096
Loss on disposal property, plant and equipment	136,642	67,223
Lease rental expenses (Note 30(a))	1,188,346	3,526,638
Royalty and technical service fees (Note 32)	2,508,268	2,260,167

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Notes to the Financial Statements

(b)	Directors’ remuneration

Remuneration, excluding certain benefits of directors of the Company, who discharged their duties mainly in Nigeria, was as follows:

	2015	2014
	N’000	N’000
Fees paid to Non-executive Directors	9,995	10,204
Fees and remuneration paid to the Chairman	24,917	24,210
Remuneration paid to Executive Directors	210,311	184,682

	245,223	219,096

The remuneration (excluding pension contributions and certain benefits) of the highest paid director amounted to N54.1 million (2014: N105.1 million).

The table below shows the number of Directors of the Company (excluding the Chairman) whose remuneration excluding certain benefits, gratuity and pension contributions (in respect of services to the Company) fell within the bands shown below:

	2015	2014
	Number	Number
Below N1,000,001	—	1
N2,000,001 - N4,000,000	5	4
N20,000,000 and above	4	2

	9	7

(c)	Analysis of expenses by nature

	2015	2014
	N’000	N’000
Raw materials and consumables	38,931,904	34,840,325
Freight	15,283,122	13,455,762
Advertising and promotion	9,838,783	9,938,508
Personnel costs (Note 12(a))	12,728,213	9,527,408
Depreciation	11,215,213	10,525,929
Amortisation	117,743	94,433
Lease rental expenses	1,188,346	3,526,638
Royalty and technical service fees	2,508,268	2,260,167
Repairs and maintenance	2,350,618	2,407,565
Travel and entertainment	2,002,432	1,965,996
Professional costs	993,677	918,596
External labour costs	851,962	928,835
Facilities	1,232,011	1,114,404
IT Services costs	1,283,275	1,050,392
Impairment/(recovery) of doubtful receivables	890,904	(33,825)
Utilities	586,714	499,132
Others	1,547,905	792,823

Total cost of sales, marketing, distribution and administrative expenses	103,551,090	93,813,088

(d)	Administrative expenses for the year include restructuring costs of N1,141 million (2014: N609 million) comprising of termination benefits of N663 million (2014: N79 million) and other organisational review costs of N478million (2014: N530 million).

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Notes to the Financial Statements

12.	Personnel expenses

(a)	Personnel expenses including the provision for gratuity liabilities and other long term employee benefits comprise:

	2015	2014
	N’000	N’000
Salaries, wages and allowances	10,963,749	8,348,242
Contributions to defined contribution plans	983,600	986,455
Share based payments (credit)/expense (Note 26)	(33,607)	75,809
Charge for other long term employee benefits	151,884	37,893
Termination benefits (Note 11(d))	662,587	79,009

Total personnel expenses	12,728,213	9,527,408

(b)	The average number of persons employed as at 30 June were:

	2015	2014
	Number	Number
Operations and Technical	759	780
Sales	442	414
Marketing	50	47
Finance, IT and Human Resources	104	109
Legal & Corporate Affairs	16	18

	1,371	1,368

(c)	Number of employees of the Company as at 30 June, whose duties were wholly or mainly discharged in Nigeria, received annual remuneration (excluding pension contributions and certain benefits) in the following ranges:

	2015	2014
	Number	Number
N500,001 – N1,000,000	1	—
N1,000,001 – N1,500,000	19	15
N1,500,001 – N2,000,000	94	84
N2,000,001 – N2,500,000	60	52
N2,500,001 – N3,000,000	51	60
N3,000,001 – N3,500,000	34	125
N3,500,001 – N4,000,000	185	154
N4,000,001 – N4,500,000	145	134
N4,500,001 – N5,000,000	131	117
N5,000,001 – N5,500,000	101	99
N5,500,001 – N6,000,000	90	84
N6,000,001 – N6,500,000	62	71
N6,500,001 – N7,000,000	57	54
N7,000,001 – N7,500,000	54	42
N7,500,001 – N8,000,000	34	32
N8,000,001 – N8,500,000	25	26
N8,500,001 – N9,000,000	32	25
N9,000,001 – N9,500,000	17	21
N9,500,001 – N10,000,000	11	21
N10,000,001 and above	168	152

	1,371	1,368

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Notes to the Financial Statements

13.	Taxation

The tax charge for the year has been computed after adjusting for certain items of expenditure and income, which are not deductible or chargeable for tax purposes, and comprises:

(a)	Amounts recognised in income statement

	2015	2014
	N’000	N’000
Current tax expense:
Income tax	1,888,148	1,395,224
Tertiary education tax	387,556	379,813
Effect of pioneer status on preceding periods (Note 13(b))	—	(304,133)
Adjustment for prior periods	(43,532)	—

	2,232,172	1,470,904
Deferred tax expense:
Origination and reversal of temporary differences (Note 27(b))	768,031	637,176

Total tax expense	3,000,203	2,108,080

(b)	In September 2013, the Nigerian Investment Promotion Council (NIPC) granted the Company a pioneer status for a five year period with respect to the Company’s production of Malta Guinness Low Sugar.

The effective commencement production date was certified by the Industrial Inspectorate Department of the Federal Ministry of Commerce and Industry as 1 May 2012. In accordance with the provisions of the Industrial Development (Income Tax Relief) Act, the Company’s profit attributable to the pioneer line of business was therefore not liable to income taxes for the duration of the pioneer period.

The company income tax for the fourteen month period (1 May 2012 - 30 June 2013) was re-estimated and recognised in prior year and adjusted accordingly. The impact of the change in estimate amounted to a credit of N304.1 million in the income statement.

(c)	Tax recognised in other comprehensive income

	2015	2014
	N’000	N’000
Remeasurement of defined benefit liability (Note 27(b))	13,764	(33,408)

(d)	Reconciliation of effective tax rate

		2015		2014
	%	N’000%		N’000
Profit before taxation		10,795,102		11,681,560

Income tax using the statutory tax rate (30%)	30.0	3,238,531	30.0	3,504,468
Adjusted for:
Impact of tertiary education tax	3.6	387,556	3.3	379,813
Effect of tax incentives and exempted income	(5.5)	(589,925)	(17.0)	(1,984,527)
Non-deductible expenses	0.1	7,573	1.8	208,326
Adjustment for prior periods	(0.4)	(43,532)	—	—

Total income tax expense in income statement	27.8	3,000,203	18.0	2,108,080

76       |  ANNUAL REPORT 2015

Notes to the Financial Statements

(e)	Movement in current tax liability

	2015	2014
	N’000	N’000
Balance at 1 July	1,585,320	4,050,356
Payments during the year	(1,520,648)	(3,902,176)
Charge for the year (Note (a))	2,232,172	1,470,904
Withholding tax credit notes utilised	(21,140)	(33,764)

Balance at 30 June	2,275,704	1,585,320

14.	Earnings and declared dividend per share

(a)	Basic and diluted earnings per share

Basic earnings per share of 518 kobo (2014: 636 kobo) is based on the profit attributable to ordinary shareholders of N7,794,899,000 (2014: N9,573,480,000) and on the 1,505,888,188 ordinary shares of 50 kobo each, being the weighted average number of ordinary shares in issue during the year (2014: 1,505,888,188).

There were no dilutive ordinary potential shares during the year.

(b)	Declared dividend per share

Dividend declared per share of 320 kobo (2014: 700 kobo) is based on total declared dividend of N4,818,842,000 (2014: N10,514,217,000) on 1,505,888,188 (2014: 1,505,888,188) ordinary shares of 50 kobo each, being the ordinary shares in issue at the date the dividend was declared.

15.	Property, plant and equipment (PPE)

(a)	The movement on these accounts during the year was as follows:

	Lesasehold Land	Buildings	Plant and Machinery	Furniture and Equipment	Motor Vehicles	Returnable Packaging Materials	Capital Work-in- Progress	Total
	N’000	N’000	N’000	N’000	N’000	N’000	N’000	N’000
Cost
At 1 July 2013	636,291	19,141,123	73,968,242	1,418,372	5,846,325	24,509,844	8,022,670	133,542,867
Additions	—	—	1,385,068	—	7,110	195,451	11,924,679	13,512,308
Transfers	—	1,473,895	12,207,722	12,504	693,298	5,052,386	(19,439,805)	—
Disposals/Write-offs	—	—	(254,281)	(1,434)	(165,781)	(2,469,270)	—	(2,890,766)

At 30 June 2014	636,291	20,615,018	87,306,751	1,429,442	6,380,952	27,288,411	507,544	144,164,409

At 1 July 2014	636,291	20,615,018	87,306,751	1,429,442	6,380,952	27,288,411	507,544	144,164,409
Additions	164,446	—	220,783	7,766	1,661,620	3,811,980	3,208,988	9,075,583
Transfers	—	145,265	3,058,953	—	—	—	(3,204,218)	—
Reclassification to intangible assets (Note (g))	—	(485,611)	—	—	—	—	—	(485,611)
Disposals/Write-offs	—	—	(361,479)	(241)	(701,415)	(930,809)	—	(1,993,944)

At 30 June 2015	800,737	20,274,672	90,225,008	1,436,967	7,341,157	30,169,582	512,314	150,760,437

Depreciation and impairment
At 1 July 2013	82,365	1,892,313	26,598,209	926,774	3,394,382	12,535,972	—	45,430,015
Charge for the year	12,726	411,749	5,514,209	272,379	1,079,646	3,235,220	—	10,525,929
Disposals/Write-offs	—	—	(238,591)	(1,065)	(150,710)	(2,084,574)	—	(2,474,940)

At 30 June 2014	95,091	2,304,062	31,873,827	1,198,088	4,323,318	13,686,618	—	53,481,004

At 1 July 2014	95,091	2,304,062	31,873,827	1,198,088	4,323,318	13,686,618	—	53,481,004
Charge for the year	18,639	442,852	6,230,665	49,852	1,077,116	3,396,089	—	11,215,213
Reclassification to intangible assets (Note (g))	—	(68,795)	—	—	—	—	—	(68,795)
Disposals/Write-offs	—	—	(216,547)	(124)	(660,880)	(743,508)	—	(1,621,059)

At 30 June 2015	113,730	2,678,119	37,887,945	1,247,816	4,739,554	16,339,199	—	63,006,363

Carrying amount
At 1 July 2013	553,926	17,248,810	47,370,033	491,598	2,451,943	11,973,872	8,022,670	88,112,852

At 30 June 2014	541,200	18,310,956	55,432,924	231,354	2,057,634	13,601,793	507,544	90,683,405

At 30 June 2015	687,007	17,596,553	52,337,063	189,151	2,601,603	13,830,383	512,314	87,754,074

  |  ANNUAL REPORT 2015    77

Notes to the Financial Statements

(b)	Included in property, plant and equipment are assets purchased under finance lease arrangements as follows:

	Motor Vehicles	Plant & Machinery	Total
	N’000	N’000	N’000
Cost	1,384,100	12,572,763	13,956,863
Accumulated depreciation	(1,103,349)	(5,486,778)	(6,590,127

Carrying amount	280,751	7,085,985	7,366,736

The leased assets serve as security for the lease obligations (Note 24(e)).

(c)	Included in property, plant and equipment are plant and machinery and motor vehicles, which the Company has leased out to third parties under operating lease arrangements. The cost of these assets was N3,738 million (2014: N2,794 million) with corresponding accumulated depreciation charges of N2,789 million (2014: N2,319 million). Income realised from these assets is included in other income (Note 9).

(d)	Capital work-in-progress

Additions to capital work-in-progress during the year is analysed as follows:

	2015	2014
	N’000	N’000
Plant and machinery	3,186,097	11,828,980
Buildings	22,891	95,699

	3,208,988	11,924,679

(e)	Included in property, plant and equipment are assets purchased during the year amounting to N1,516 million that had not been paid for, which are included in creditors and accruals (2014: N1,633 million).

(f)	Capital expenditure commitments at the year end authorised by the Board of Directors comprise:

	2015	2014
	N’000	N’000
Contracted	596,477	1,608,974
Not contracted	10,400,539	14,239,929

	10,997,016	15,848,903

(g)	In prior year, the Company invested an amount of N486 million on the reconstruction of Iyoha Road (“the Road”) in the host community of the Benin factory in Edo State and applied to the Edo State Government for a concession right over the Road.

In the current year, the concession right was granted to the Company with the execution of a concession agreement between the Company and Edo State Government with effect from 1 June 2015 for a period of ten (10) years. The concession agreement gives the Company the right to build, operate, maintain, repair, control and ensure public access to the Iyoha Road for a period of ten (10) years from 1 June 2015 after which control of the Road reverts to the Government. As at year end, the carrying amount of the Road has been reclassified to intangible asset.

(h)	Cash paid on acquisition of property plant and equipment

	2015	2014
	N’000	N’000
Additions during the year (Note 15(a))	9,075,583	13,512,308
Payments on prior year acquisitions	1,633,052	1,964,049
Accruals on current year acquisitions	(1,515,644)	(1,633,052)

	9,192,991	13,843,305

(i)	PPE disposed/written off in the statement of cash flows

	2015	2014
	N’000	N’000
Cost of PPE disposed/written off	1,993,944	2,890,766
Accumulated depreciation on PPE disposed/written off	(1,621,059)	(2,474,940)

Carrying amount of PPE disposed/written off	372,885	415,826
Proceeds from disposal of property, plant and equipment	(73,269)	(14,828)

	299,616	400,998

Analysed as:
Write-off of property, plant and equipment	162,974	333,775
Loss on disposal of property, plant and equipment	136,642	67,223

	299,616	400,998

(j)	No borrowing costs were capitalised during the year (2014: N467.9 million)

78       |  ANNUAL REPORT 2015

Notes to the Financial Statements

16.	Intangible assets

(a)	The movement on this account during the year was as follows:

	Concession Rights	Computer software	Total
	N’000	N’000	N’000
Cost
Balance at 1 July 2013	—	2,089,123	2,089,123
Additions	—	123,800	123,800

Balance at 30 June 2014	—	2,212,923	2,212,923

Balance at 1 July 2014	—	2,212,923	2,212,923
Reclassifications from PPE (Note 15(a))	485,611	—	485,611
Additions	—	35,676	35,676

Balance at 30 June 2015	485,611	2,248,599	2,734,210

Amortisation
Balance at 1 July 2013	—	1,510,352	1,510,352
Charge for the year	—	94,433	94,433

Balance at 30 June 2014	—	1,604,785	1,604,785

Balance at 1 July 2014	—	1,604,785	1,604,785
Reclassifications from PPE (Note 15(a))	68,795	—	68,795
Charge for the year	4,047	113,696	117,743

Balance at 30 June 2015	72,842	1,718,481	1,791,323

Carrying amount
At 1 July 2013	—	578,771	578,771

At 30 June 2014	—	608,138	608,138

At 30 June 2015	412,769	530,118	942,887

(b)	Reclassifcations from Property, plant and equipment

On 1 June 2015, the Company entered into a concession agreement (“the Agreement”) with the Edo State Government (“the Grantor”). Under the terms of the agreement, the Company was granted the right to build, operate, maintain, repair, control and ensure public access to the Iyoha Road for a period of ten (10) years from 1 June 2015 after which control of the Road reverts to the Grantor. Based on the concession agreement, N417 million which represents the carrying amount of the construction work on the Road as at 1 June 2015, has been recognised as an intangible asset. The intangible asset represents the Company’s right over the Road for the concession period.

Under the Agreement, the Company has obligations to operate, maintain, repair, control, charge and collect tolls for its accounts only from the trucks utilising the Road for the Company’s logistics operation, together with the payment of concession fee of five million naira (N5,000,000) per annum. At the end of the concession period, the toll road will become the property of the Grantor and the Company will have no further involvement in its operation or maintenance requirements.

The Agreement contains an option for renewal at the instance of both parties. Either party to the Agreement reserves the right to terminate the Agreement if the other party commits a material breach in respect of the performance of its material obligations or is in material breach of any warranty given by it under the Agreement.

No toll revenue was earned during the current year.

(c)	The amortisation charge of all intangible assets is included in administrative expenses.

  |  ANNUAL REPORT 2015    79

Notes to the Financial Statements

17.	Other receivables

Non-current other receivables represent the long term portion of loans granted to employees of the Company. No interest is charged on these loans.

The loans are secured by the employees’ retirement benefits. The current portion of other receivables is included in Trade and other receivables reported in current assets.

Change in prepayments presented in the statement of cashflows have been adjusted for the movement of N157,836 in non-current prepayments.

18.	Prepayments

(a)	Non current prepayments mainly represent the long-term portion of prepaid rent by the Company.

(b)	Current prepayments comprise:

	2015	2014
	N’000	N’000
Prepaid rent	445,579	379,198
Prepaid advertising expense	—	388,388
Other prepaid expenses	1,006,888	1,094,389

	1,452,467	1,861,975

19.	Inventories

Inventories comprise:

	2015	2014
	N’000	N’000
Finished products	2,600,261	4,929,607
Products in process	1,311,086	1,270,493
Raw materials and packaging materials	5,658,267	6,039,501
Engineering spares	954,057	562,575
Inventory in transit	226,927	667,072

	10,750,598	13,469,248

The value of raw and packaging materials, spare parts, changes in finished products and products in process recognised in cost of sales during the year amounted to N38.93 billion (2014: N34.84 billion).

During the year, impairment of inventory amounted to N1,100 million (2014: N733.94 million). This write-down is included in cost of sales.

20.	Trade and other receivables

(a)	Trade and other receivables comprise:

	2015	2014
	N’000	N’000
Trade receivables (Note 29(a))	12,310,899	15,491,921
Other receivables	1,610,086	3,329,543
Due from related parties (Note 32(b))	1,582,839	396,772

	15,503,824	19,218,236

(b)	Changes in trade and other receivables in the cash flows

	2015	2014
	N’000	N’000
Change in non-current receivables	694	6,041
Change in current receivables	3,714,412	(4,079,487)
Accrued finance income	4,621	51,159
Withholding tax credit notes applied for tax settlement	(21,140)	(33,764)
Equity settled share based payment (Note 26 (c))	20,378	—

	3,718,965	(4,056,051)

80       |  ANNUAL REPORT 2015

Notes to the Financial Statements

21.	Cash and cash equivalents

	2015	2014
	N’000	N’000
Bank balances	1,950,283	3,061,648
Short-term deposits	3,854,340	3,228,934

Cash and cash equivalents	5,804,623	6,290,582

Bank overdrafts	(1,471,762)	(4,680,225)

Cash and cash equivalents in the statement of cash flows	4,332,861	1,610,357

Included in cash and cash equivalents are unclaimed dividends amounting to N3,822 million (2014: N3,200 million) held in a separate bank account in accordance with guidelines issued by the Securities and Exchange Commission (SEC). Under the SEC guidelines, these amounts are restricted from use by the Company.

22.	Share capital and reserves

(a)	Authorised ordinary shares of 50k each

in thousands of shares	2015	2014

At 30 June	2,500,000	2,500,000

(b)	Issued and fully paid-up ordinary shares of 50k each

	2015	2014

At 30 June	1,505,889	1,505,889

Share value in thousands of Naira
At 30 June	752,944	752,944

All shares rank equally with regard to the Company’s residual assets. The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.

(c)	Share premium

Share premium represents the consideration received in excess of the nominal value of ordinary shares of the Company.

(d)	Share based payment reserve

The share based payment reserve comprises the cumulative weighted average fair value of executive share option and executive share award plans granted by Diageo Plc to Directors and employees of the Company which have not vested at year end.

23.	Dividends

(a)	Declared dividends

The following dividends were declared and paid by the Company during the year:

	2015	2014
	N’000	N’000

320 kobo per qualifying ordinary share (2014: 700k)	4,818,842	10,541,217

  |  ANNUAL REPORT 2015    81

Notes to the Financial Statements

After the respective reporting dates, the following dividends were proposed by the directors. The dividends have not been provided for and there are no income tax consequences.

	2015	2014
	N’000	N’000

320kobo per qualifying ordinary share (2014: 700k)	4,818,842	4,818,842

(b)	Dividend payable

	2015	2014
	N’000	N’000
At 1 July	4,110,475	4,486,743
Declared dividend	4,818,842	10,541,217
Unclaimed dividend transferred to retained earnings	(271,487)	(68,293)
Payments during the year	(4,754,825)	(10,849,192)

At 30 June	3,903,005	4,110,475

(c)	As at 30 June 2015, N0.080 billion (2014: N0.91 billion) of the total dividend payable is held with the Company’s registrar, Veritas Registrars Nigeria Limited. The balance of N3.82 billion (2014: N3.20 billion) represents unclaimed dividends, which have been returned to the Company by its Registrar and are held in seperate interest yielding bank accounts in line with Securities and Exchange Commission (SEC) guidelines.

24.	Loans and borrowings

(a)	Loans and borrowings comprise:

	2015	2014
	N’000	N’000
Non-current liabilities
Unsecured term loans	11,131,333	21,599,983
Finance lease liabilities	1,119,421	5,830,002

Total non-current	12,250,754	27,429,985

Current liabilities
Unsecured commercial papers (Note (b))	1,273,052	—
Unsecured term loans	987,539	52,368
Finance lease liabilities	4,706,969	3,096,514

Total current	6,967,560	3,148,882

Total loans and borrowings	19,218,314	30,578,867

(b)	During the year, the Company opened a 180-day Commercial Paper (CP) financing line with a total financing value of N10 billion for working capital purpose. The notes issued under this scheme are unsecured and discounted at a nominal rate of 13.31% per annum.

As at the end of the year, the Company has sold CP notes amounting to N1,273 million with a corresponding discounted value of N1,189 million.

82       |  ANNUAL REPORT 2015

Notes to the Financial Statements

(c)	Movement in loans and borrowings

	2015	2014
	N’000	N’000
At 1 July	30,578,867	17,353,242
Proceeds from loans and borrowings obtained during the year (Note 24 (c)(i))	1,273,052	23,061,385
Accrued finance costs	56,375	59,595
Loans repaid during the year	(9,593,078)	(3,249,756)
Finance lease repaid during the year	(3,096,902)	(6,645,599)

At 30 June	19,218,314	30,578,867

(i)	Included in proceeds from loans and borrowing in 2014 was an amount of N1.26 billion representing loan provided by related party for financing the acquisition of certain items of property plant and equipment in prior year. This amount has been adjusted under proceeds of loans and borrowings of the 2014 column in the statement of cash flows.

For more information about the Company’s exposure to interest rate, foreign currency and liquidity risks, see Note 29.

(d)	Terms and conditions of the outstanding loans and borrowings were as follows:

	Nominal Interest Rate	Year of Maturity	Carrying Amount 2015	Face Value 2015	Carrying Amount 2014	Face Value 2014
			N’000	N’000	N’000	N’000
Unsecured term loan 1	16.0%	2019	3,466,500	3,466,500	13,000,000	13,000,000
Unsecured term loan 2	15.0%	2019	3,600,000	3,600,000	3,589,923	3,589,923
Unsecured term loan 3	NIBOR +1%	2019	5,000,000	5,000,000	5,010,060	5,010,060
Finance lease liabilities	13-16%	2013-2018	5,822,388	5,815,164	8,919,289	8,919,289

			17,888,888	17,881,664	30,519,272	30,519,272

(e)	Finance lease liabilities

Finance lease liabilities are payable as follows:

	Present value of Minimum Lease Payments 2015	Interest 2015	Future Minimum Lease Payments 2015	Present value of Minimum Lease Paym’t 2014	Interest 2014	Future Minimum Lease Payments 2014
	N’000	N’000	N’000	N’000	N’000	N’000
Less than one year	4,748,645	653,681	5,402,326	3,089,287	959,523	4,048,810
Betweeen 1-2 years	697,799	85,632	783,431	4,737,817	556,499	5,294,316
Betweeen 2-3 years	375,944	14,648	390,592	718,734	78,853	797,587
Betweeen 3-4 years	—	—	—	373,451	16,733	390,184

	5,822,388	753,961	6,576,349	8,919,289	1,611,608	10,530,897

The lease assets serve as security for the finance lease liabilitiy (Note 15(b)).

25.	Employee benefits

	2015	2014
	N’000	N’000
Present value of gratuity obligation (Note 25(a))	1,182,760	2,068,945
Present value of long service awards benefit obligation (Note 25(b))	1,030,162	959,706

	2,212,922	3,028,651

  |  ANNUAL REPORT 2015    83

Notes to the Financial Statements

(a)	Movement in the present value of the defined benefit gratuity obligation

	2015	2014
	N’000	N’000
Defined benefit obligations at 1 July	2,068,945	2,079,061
Benefits paid by the plan	(1,052,319)	(353,833)
Interest expense on obligation	212,013	232,359
Actuarial (gains)/losses in other comprehensive income	(45,879)	111,358

	1,182,760	2,068,945

The defined benefit gratuity obligation was discontinued and frozen with effect from 31 December 2008. Consequently, there are no current service costs (2014: Nil). Interest cost on the plan for the year amounts to N212 million (2014: N232 million).

(b)	Movement in the present value of the long service awards benefit plan during year was as follows:

	2015	2014
	N’000	N’000
Defined benefit obligations at 1 July	959,706	915,496
Charge for the year	271,064	150,697
Benefits paid by the plan	(200,608)	(106,487)

Defined benefit obligations at 30 June	1,030,162	959,706

Defined benefit expense recognised in the income statement for long service award benefit obligation:

	2015	2014
	N’000	N’000
Current service costs	118,116	223,346
Past service costs	1,012	—
Actuarial losses/(gains)	32,756	(185,453)

Net charge excluding interest on obligation	151,884	37,893

Interest on obligation	119,180	112,804

	271,064	150,697

(c)	Movement in the defined contribution gratuity plan during year was as follows:

	2015	2014
	N’000	N’000
At 1 July	—	—
Charge for the year	458,687	459,016
Payments	(458,687)	(459,016)

At 30 June	—	—

(d)	Pension payable

The balance on the pension payable account represents the amount due to the Pension Fund Administrators which is yet to be remitted at the year end. The movement on this account during the year was as follows:

	2015	2014
	N’000	N’000
At 1 July	89	187
Charge for the year	1,042,617	1,058,548
Payments during the year	(1,041,808)	(1,058,646)

At 30 June	898	89

Pension payable is recognised as part of trade and other payables.

84       |  ANNUAL REPORT 2015

Notes to the Financial Statements

(e)	Actuarial gains and losses are recognised in other comprehensive income

	2015	2014
	N’000	N’000
At 1 July	(579,522)	(501,572)
Gains/(losses) recognised during the year	45,879	(111,358)
Tax charge	(13,764)	33,408

At 30 June	(547,407)	(579,522)

(f)	Actuarial assumptions

Principal actuarial assumptions at the reporting date (expressed as weighted averages):

	2015	2014
Long term average discount rate (p.a.)	14%	13%
Notional interest rate on accrued gratuity (p.a.)	5%	5%
Average pay increase (p.a.)	11%	11%
Average rate of inflation (p.a.)	9%	8%
Average length of service for current employees (years)	6.11	9.06

These assumptions depict management’s estimate of the likely future experience of the Company.

Due to unavailability of published reliable demographic data in Nigeria, the demographic assumptions regarding future mortality are based on the rates published jointly by the Institute and Faculty of Actuaries in the United Kingdom (UK) as follows:

	2015	2014
Mortality in service	Number of deaths in year out of 10,000 lives
Sample age
25	7	7
30	7	7
35	9	9
40	14	14
45	26	26

Withdrawal from service
Age band	Rate	Rate
1 - 30	12.0%	12.0%
31 - 39	8.5%	10.0%
40 - 44	5.0%	5.5%
45 - 50	3.5%	5.5%
51 - 55	2.5%	5.5%

The estimated weighted average liability duration were 2.63 years (2014: 8.27 years) and 6.11 years (2014: 4.12 years) for the long service award and gratuity obligations respectively.

(g)	Sensitivity analysis

Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions holding other assumptions constant would have affected the defined benefit obligation by the amounts shown below.

		Gratuity	Long service awards	Net periodic benefit cost
		N’000	N’000	N’000
Discount rate	+1%	(45,372)	(48,587)	13,748
	-1%	49,844	52,992	(14,076)

Inflation rate	+1%	—	7,050	1,710
	-1%	—	(6,392)	(1,551)

Salary increase	+1%	—	49,766	12,154
	-1%	—	(46,298)	(11,308)

Mortality improvement	+10%	2,594	1,781	797
	-10%	(2,587)	(1,777)	(796)

Sensitivity to each actuarial assumption was determined while other assumptions were held constant. There has not been a change from the sensitivity approach adopted in prior years. Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

  |  ANNUAL REPORT 2015    85

Notes to the Financial Statements

26.	Share based payments

(a)	Diageo Plc, has a number of executive share option and executive share award plans for directors and key management staff including directors and employees of Guinness Nigeria Plc. A recharge arrangement exists between Diageo Plc and Guinnesss Nigeria Plc whereby vested shares awards/share options delivered to employees by Diageo Plc are recharged to Guinness Nigeria Plc. The recharge transaction is recognised as an intercompany liability with a corresponding adjustment in the share-based payment reserve for the capital contribution recognised in respect of the share-based payment. The recharge process accomodates adjustments to the cummulative value of share based payment expense recharged by Diageo Plc to the Company.

(b)	The Company has a share appreciation rights scheme for senior management and other staff under which employees are granted the right to receive, at the date the right is exercised, cash equal to the appreciation in the Company’s share price since the grant date. All the rights vest 3 years after the grant date. The rights have a contractual life of 10 years.

(c)	The employee benefit expense recognised in the respect of equity and cash settled share based payments is as follows:

	2015	2014
	N’000	N’000
Equity-settled share based payment transactions

Executive share option plans	29,884	69,404
Executive share award plans	27,180	34,061

	57,064	103,465
Net refund on recharges	(77,442)	—

	(20,378)	103,465

Cash-settled share based payment transactions

Expense arising from SARS	—	—
Effect of changes in the fair value of SARs	(13,229)	(27,656)

	(13,229)	(27,656)

Total expense/(credit) recognised as employee costs	(33,607)	75,809

The principal executive share awards/options are as follows

Diageo executive long term incentive plan (DELTIP)

Awards made to executives under the plan are in the form of shares and share options at the market value at the time of grant. Share awards vest/are released on the third anniversary of the grant date. Share options granted under this scheme may normally be exercised between three and ten years after the grant date. There are no performance conditions to be satisfied.

Performance share plan (PSP)

Under the PSP, share awards can take a number of different forms. No payment is made for awards. To date, participants have been granted conditional rights to receive shares. Awards normally vest after a three-year period, the ‘performance cycle’, subject to achievement of three equally weighted performance tests;

(i)	a comparison of Diageo’s three-year total shareholder return (TSR) with a peer group of 17 companies including Diageo. The vesting range is 25% if Diageo’s TSR produces a median ranking compared with the TSR of the peer group companies, up to 100% if Diageo is ranked first, second or third in the peer group;

(ii)	compound annual growth in organic net sales over three years;

(iii)	total organic operating margin improvement over three years.

86       |  ANNUAL REPORT 2015

Notes to the Financial Statements

Targets for net sales and operating margin are set annually by the remuneration committee. The vesting range is 25% for achieving minimum performance targets, up to 100% for achieving the maximum target level. Re-testing of the performance condition is not permitted. Dividends are accrued on awards and are given to participants to the extent that the awards actually vest at the end of the performance cycle. Dividends can be paid in the form of cash or shares.

The calculation of the fair value of each share option/award used the Monte Carlo pricing model and the following weighted average assumptions:

	2015	2014
Risk free interest rate
Executive share options/awards	1.0%	1.0%
SARs	15.92%	15.92%

Expected life
Executive share options/awards	36 months	36 months
SARs	120 months	120 months

Dividend yield
Executive share options/awards	2.9%	2.7%
SARs	4.35%	4.35%

Weighted average share price
Executive share options/awards	1,700p	1,970p

Weighted average fair value of awards granted in the year
Executive share options/awards	1,239p	1,147p

Number of awards granted in the year
Executive share options/awards	10,122	167,752

During the year, there were no share appreciation rights awarded to employees of the Company (2014: Nil).

Transactions on share based payment transactions

During the year, there were no transactions on share appreciation rights. Transactions on the executive share options/ awards were as follows:

	Number of awards/options in units
	2015	2014
Outstanding at 1 July	280,649	264,847
Granted	10,122	167,752
Exercised/awarded	(67,397)	(140,937)
Forfeited/expired/transferred	(12,996)	(11,013)

Outstanding at 30 June	210,378	280,649

At 30 June 2015, 61,000 (2014: 275,655) executive share options/awards were exercisable at a weighted average exercise price of 1,841 pence.

  |  ANNUAL REPORT 2015    87

Notes to the Financial Statements

27.	Deferred tax liabilities

(a) Recognised deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2015	2014	2015	2014	2015	2014
	N’000	N’000	N’000	N’000	N’000	N’000
Property, plant and equipment	—	—	(14,856,484)	(15,687,894)	(14,856,484)	(15,687,894)
Employee benefits	663,877	908,596	—	—	663,877	908,596
Intangible assets	—	—	(72,823)	(148,288)	(72,823)	(148,288)
Unrealised exchange losses	97,484	149,959	—	—	97,484	149,959
Inventories	308,288	1,941,949	—	—	308,288	1,941,949
Trade and other receivables	503,454	259,184	—	—	503,454	259,184
Other items	14,968	17,053	—	—	14,968	17,053

Net deferred tax liabilities	1,588,071	3,276,741	(14,929,307)	(15,836,182)	(13,341,236)	(12,559,441)

(b) Movement in deferred taxation during the year

	Balance 1 July 2014	Recognised in Profit or Loss	Recognised in other comprehensive income	Balance 30 June 2015

Property, plant and equipment	(15,687,894)	831,410	—	(14,856,484)
Employee benefits	908,596	(230,955)	(13,764)	663,877
Intangible assets	(148,288)	75,465	—	(72,823)
Unrealised exchange losses	149,959	(52,475)	—	97,484
Inventories	1,941,949	(1,633,661)	—	308,288
Trade and other receivables	259,184	244,270	—	503,454
Other items	17,053	(2,085)	—	14,968

	(12,559,441)	(768,031)	(13,764)	(13,341,236)

There are no unrecognised deferred tax assets and liabilities at the end of the current and preceding year.

28.	Trade and other payables

(a)	Trade and other payables comprise:

	2015	2014
	N’000	N’000
Trade payables	17,669,293	20,404,418
Other payables and accrued expenses	8,926,444	6,353,088
Amount due to related parties (Note 32(b))	4,886,576	3,966,071

	31,482,313	30,723,577

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Notes to the Financial Statements

(b)	Changes in trade and other payables in the statement of cash flows

	2015	2014
	N’000	N’000
Change in trade and other payables	758,736	290,223
Effect of accruals for PPE	117,408	1,595,838
Changes in fair value of Share Appreciation Rights (Note 26(c))	13,229	27,656
Value added tax paid during the year	4,374,215	3,588,494
Equity settled share based payment (Note 26(c))	—	(103,465)

	5,263,588	5,398,746

The Company’s exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 29.

29.	Financial risk management and financial instruments

The Company has exposure to the following risks from its use of financial instruments:

•	Credit risk

•	Liquidity risk

•	Market risk

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital. Further quantitative disclosures are included throughout these financial statements.

Risk management framework

The risk management committee is responsible for developing and monitoring the Company’s risk management policies which are established to identify and analyse the risks faced by the Company, to set appropriate risk limit and controls, and monitor risks as well as adherence to limits.

Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

The Company’s Finance and Risk Committee oversees how management monitors compliance with the Company’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Company.

Internal Audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the audit committee.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers and other related parties.

Trade and other receivables

The Company’s exposure to credit risk in relation to trade receivables is influenced mainly by the individual characteristics of each customer. The demographics of the Company’s customer base, including the default risk of the industry and customers’ operating environment, has an influence on credit risk. The Company has established a credit policy under which each new customer is analysed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. Credit limit are establised for each customers, which represents the maximum open amount. These limits are reviewed periodically.

Other receivables includes employee debtors, related party receivables and sundry receivables. The Company reviews amounts due in respect of other receivables on a periodic basis taking into consideration functions such as continued employment relationship/going concern status of the respective counterparties and its ability to offset amounts against balances due to these counterparties.

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Notes to the Financial Statements

In monitoring customers credit risk, customers are classified according to their credit characteristics, including whether they are an individual, corporate and wholesale, geographic location, maturity and existence of previous difficulties. The Company establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main component of this allowance are a specific loss component that relates to individually significant exposures. The collective loss allowance is determined based on historical date of payment statistics for similar financial assets.

The maximum exposure to credit risk for trade and other receivables and related impairment losses at the reporting date was:

	2015	2014
Trade receivables	13,419,805	16,144,891
Impairment	(1,108,906)	(652,970)

	12,310,899	15,491,921

Other receivables (current and non-current)	2,280,908	3,566,091
Impairment	(645,946)	(210,978)

	1,634,962	3,355,113

Due from related parties	1,582,839	396,772

	15,528,700	19,243,806

Impairment losses

The aging of trade and other receivables and related impairment allowances for the Company at the reporting date was:

	Gross	Impairment	Gross	Impairment
	2015	2015	2014	2014
	N’000	N’000	N’000	N’000
Not past due	12,901,589	—	10,929,356	—
Past due 1 - 30 days	—	—	2,915,479	—
Past due 31 - 60 days	424,007	—	656,685	—
Past due 61 - 180 days	400,167	—	336,716	—
Past due by greater than 180 days	3,557,789	(1,754,852)	5,269,518	(863,948)

	17,283,552	(1,754,852)	20,107,754	(863,948)

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

	2015	2014
	N’000	N’000
Balance at 1 July	(863,948)	(897,773)
Impairment loss reversed	112,848	108,934
Impairment loss recognised	(1,003,752)	(75,109)

Balance at 30 June	(1,754,852)	(863,948)

The impairment loss as at 30 June relates to trade and other receivables which in the Company’s assessment will not be recoverable from the counter parties mainly due to their economic circumstances. The Company believes that the unimpaired amounts past due dates are collectible, based on historic payment behaviour and extensive analyses of the underlying counter party’s credit ratings. Based on historic default rates, the Company believes that, apart from the above, no additional impairment allowance is necessary in respect of trade and other receivables past due. The impairment loss is included in administrative expenses.

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Notes to the Financial Statements

Cash and cash equivalents

The Company held cash and cash equivalents of N5.80 billion as at 30 June 2015 (2014:N6.29 billion), which represents its maximum credit exposure on these assets. The cash and cash equivalents are held by reputable financial institutions in Nigeria.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The credit terms with customers and payment terms to its vendors are favorable to the Company in order to help provide sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations. This excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. In addition, the Company has overdraft facilities with its banks to enable it manage its liquidity risks. At year end, the Company had overdraft facilities lines amounting to N30 billion (2014: N32 billion). The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements.

	Contractual Cash Flows
	Carrying	Total	6 months	6 -12
	Amount	Cashflows	or Less	months	1- 2years	2- 5years
	N’000	N’000	N’000	N’000	N’000	N’000

Non-derivative financial liabilities

30 June 2015
Unsecured term loans	12,118,872	13,298,007	700,458	1,825,443	4,975,719	5,796,387
Finance lease liabilities	5,826,390	6,602,119	1,983,151	3,433,296	795,081	390,591
Dividend payable	3,903,005	3,903,005	3,903,005	—	—	—
Trade and other payables	31,482,313	31,482,313	31,482,313	—	—	—
Other short term borrowings	1,273,052	1,273,052	1,273,052	—	—	—
Bank overdraft	1,471,762	1,471,762	1,471,762	—	—	—

	56,075,394	58,030,258	40,813,741	5,258,739	5,770,800	6,186,978

30 June 2014
Unsecured term loan	21,599,983	30,460,365	1,373,770	1,352,230	5,002,338	22,732,027
Finance lease liabilities	8,926,516	10,530,897	2,024,405	2,024,405	5,294,316	1,187,771
Dividend payable	4,110,475	4,110,475	4,110,475	—	—	—
Trade and other payables	30,723,577	30,723,577	30,723,577	—	—	—
Bank overdraft	4,680,225	4,680,225	4,680,225	—	—	—

	70,040,776	80,505,539	42,912,452	3,376,635	10,296,654	23,919,798

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Notes to the Financial Statements

(c)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rate, interest rates and equity prices will affect the Company’s income or the value of its holding of financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimising the return.

(i)	Currency risk

The Company is exposed to currency risk to the extent that there is a mismatch between the currencies in which sales and purchases are denominated and the Naira. The currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to the changes in foreign exchange rates. In managing currency risk, the Company aims to reduce the impact of short-term fluctuations on earnings. Although the Company employ various measures including matching sales and purchase currencies to mitigate exposure to foreign exchange rate movement, over the longer term, however, permanent changes in exchange rates would have an impact on profit. The Company monitors the movement in the currency rates on an ongoing basis. The Company’s exposure to foreign currency risk was as follows in notional terms.

	30 June 15			30 June 14
	GBP (£)	Euro (€)	US ($)	GBP (£)	Euro (€)	US ($)
	000	000	000	000	000	000
Financial assets
Cash and cash equivalents	566	630	1,688	2,924	39	1,665
Trade and other receivables	3,196	—	2,411	682	—	541

	3,762	630	4,099	3,606	39	2,206

Financial liabilities
Trade and other payables	(2,979)	(1,377)	(9,329)	(2,800)	(333)	(7,260)

Net exposure	783	(747)	(5,230)	806	(294)	(5,054)

The following significant exchange rates applied during the year:

	Average rate		Reporting date spot rate
	2015	2014	2015	2014
	N	N	N	N
GBP (£) 1	271.99	252.44	308.72	264.56
Euro (€) 1	206.78	210.59	219.49	211.92
US$ 1	173.07	155.25	196.45	155.23

92       |  ANNUAL REPORT 2015

Notes to the Financial Statements

Sensitivity analysis on foreign currency rates

A fifteen percent (15%) strengthening of the Naira, against the Euro, Dollar and GBP at 30 June would have increased/ (decreased) income statement by the amounts shown below. This analysis is based on foreign currency exchange rate variances that the Company considered to be reasonably possible at the end of the reporting period and has no impact on equity. The analysis assumes that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2014, albeit that the reasonably possible foreign exchange rate variances were different, as indicated below.

(Decrease)/Increase in
income statement
N’000
30 June 2015
GBP (£)	(36,296)
Euro (€)	24,601
US$	154,134

30 June 2014
GBP (£)	(31,986)
Euro (€)	9,345
US$	117,681

A weakening of the Naira against the above currencies would have had the equal but opposite effect on the above currencies to the magnitude of the amounts shown above, on the basis that all other variables remain constant.

(ii)	Interest rate risk

At the reporting date the interest rate profile of the Company’s interest-bearing financial instruments was:

	2015	2014
	N’000	N’000
Fixed rate instruments
Financial assets	4,785,518	3,228,934
Financial liabilities	(1,273,052)	(4,680,225)

	3,512,466	(1,451,291)

Variable rate instruments
Financial liabilities	17,945,262	30,578,867

The Company does not account for any fixed rate financial assets and liabilities at fair value through income statement. Therefore a change in interest rates at the end of the reporting period would not affect income statement.

Cash flow sensitivity analysis for variable rate instruments

At 30 June 2014, an increase/decrease in of one percentage (1%) point would have resulted in a decrease/increase in profit after tax of N169,651,164 (2014: N167,579,094). This analysis assumes that all other variables remain constant.

(d)	Capital management

The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors the return on capital as well as the level of dividends to ordinary shareholders.

The Company considers total equity in the statement of financial position to be its capital.

The Company’s management is committed to enhancing shareholder value in the long term, both by investing in the businesses and brands so as to improve the return on investment and by managing the capital structure. The Company manages its capital structure to achieve capital efficiency, maximise flexibility and give the appropriate level of access to debt markets at attractive cost levels.

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Notes to the Financial Statements

The Company regularly assesses its debts and equity capital levels against its stated policy for capital structure. The Company’s management monitors the return on capital, which the Company defines as profit before taxation divided by total equity.

The Company’s return on capital as at the end of the reporting period was as follows:

	2015	2014
	N’000	N’000
Profit before taxation	10,795,102	11,681,560
Total equity	48,341,376	45,061,717
Return on capital	23%	26%

Furthermore, the Company’s adjusted net debt to equity ratio at the end of the reporting period was as follows:

	2015	2014
	N’000	N’000
Total liabilities	73,905,256	87,266,556
Cash and cash equivalents	(5,804,623)	(6,290,582)
Adjusted net debt	68,100,633	80,975,974

Total equity	48,341,376	45,061,717

Adjusted net debt to equity ratio:	1.41	1.80

There was no change in the Company’s approach to capital management during the current and preceeding year.

(f)	Fair values - Financial instruments not measured at fair value

Fair values versus carrying amounts

The fair values of financial assets and liabilities which have been determined using level 2 hierachy, together with the carrying amount shown in the statement of financial position, are as follows:

	30 June 15		30 June 14
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	N’000	N’000	N’000	N’000
Assets measured at amortised cost
Other receivables (non-current)	24,876	18,872	25,570	23,780

Liabilities measured at amortised cost
Unsecured term loans	12,118,872	11,422,052	21,599,983	21,167,983
Finance lease liabilities	5,826,390	5,799,178	8,926,516	8,747,986
Unsecured commercial papers (Note 29(b))	1,273,052	1,188,264	—	—

	19,218,314	18,409,494	30,526,499	29,915,969

All financial instruments except finance lease liabilities, term loans and non-current other receivables are short term financial instruments. Accordingly, management believes that their fair values are reasonable approximation of their carrying values.

The fair value of the financial instruments above have been determined using the discounted cashflows technique. The valuation model considers the present value of expected cashflows using market related yields as follows:

	2015	2014
Other receivables	15.50%	15.50%
Unsecured term loans	15.50%	15.50%
Finance lease liabilities	15.50%	15.50%
Unsecured commercial papers	13.31%	—

The future cash flows are based on contractual amounts and considers the probability of occurrence of the cash flows. There are no significant unobservable inputs. The fair values were determined on the same basis in prior year and there was no transfer between levels during the year.

94       |  ANNUAL REPORT 2015

Notes to the Financial Statements

30.	Operating leases

(a)	Leases as lessee

“The Company leases a number of offices, warehouse, factory facilities and trucks for distribution of its products under operating leases. During the year, an amount of N1,188 million was recognised as an expense in income statement in respect of these leases (2014: N3,527 million). Lease rentals are paid upfront and included in prepayments and charged to the profit and loss over the life of the lease.

(b)	Leases as lessor

The Company leases some of its plant and machinery and motor vehicles to third parties under operating lease arrangements. Income from these operating lease arrangements during the year was N592 million (2013: N563 million). At year end, minimum lease payments under operating lease rental commitments are receivable as follows:

	2015	2014
	N’000	N’000
Less than one year	518,862	530,000
Between one and two years	327,890	560,000
Between two and three years	168,324	560,000
Between three and four years	30,380	560,000

	1,045,456	2,210,000

31.	Contingencies

(a)	Guarantee and contingent liabilities

Contingent liabilities at the reporting date arising in the ordinary course of business out of guarantees, amounted to N3,067 million (2014: N4,070 million). In the opinion of the Directors, no material loss is expected to arise from these guarantees.

(b)	Pending litigation and claims

The Company is subject to various claims and other liabilities arising in the normal course of business. The contingent liabilities in respect of pending litigation and other liabilities amounted to N2,504 million as at 30 June 2015 (2014: N2,285 million). In the opinion of the Directors and based on legal advice, no material loss is expected to arise from these claims.

(c)	Financial commitments

The Directors are of the opinion that all known liabilities and commitments, which are relevant in assessing the state of affairs of the Company, have been taken into consideration in the preparation of these financial statements.

32.	Related parties

(a)	Parent and ultimate controlling entity

Related parties include the parent and ultimate controlling company, Diageo Plc. and other Diageo group entities. Directors, their close family members and any employee who is able to exert a significant influence on the operating policies of the Company are considered as related parties. Key management personnel are also regarded as related parties. Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

As at 30 June 2015, Guinness Overseas Limited and Atalantaf Limited owned 46.48% (2014: 46.48%) and 7.84% (2014: 7.84%) respectively of the issued share capital of the Company.

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Notes to the Financial Statements

(b)	Transactions with related parties

The Company has transactions with its parent and other related parties who are related by virtue of being members of the Diageo group. The total amounts due to related parties by nature of the transaction are shown below:

	Transaction Value		Balance due (to) from
	2015	2014	2015	2014
	N’000	N’000	N’000	N’000
Purchases and other services
Ultimate parent	(148,394)	(125,549)	(24,168)	(337,635)
Other related parties	(9,387,796)	(17,713,340)	(3,884,360)	(1,891,862)

Technical service fees and royalties
Other related parties	(2,508,268)	(2,260,167)	(978,048)	(1,736,574)

			(4,886,576)	(3,966,071)

Sales and other services
Ultimate parent	133,511	120,427	—	38,072
Other related parties	5,283,642	2,946,417	1,582,839	358,700

			1,582,839	396,772

Related party loan and finance costs	—	(6,805,283)	—	—

(c)	Transactions with key management personnel

Key management personnel compensation

In addition to their salaries, the Company also provides non-cash benefits to directors and executive officers and contributes to post employment defined benefit and defined contribution plans on their behalf. In accordance with the terms of the plans, directors and executive officers retire at the age of 55 at which time they become entitled to receive post employment benefits.

Executive officers also participate in share based payment plans (see Note 26) and the Company’s long service awards benefit plan. Key management personnel compensation comprised:

	2015	2014
	N’000	N’000
Short-term employee benefits
Salaries and wages	350,646	345,755

Long-term employee benefits
Post-employment benefits	42,313	48,944
Long-service award benefit plan	4,680	6,498

Share based payments plan
Diageo executive share options/awards	166,376	90,453

	564,015	491,650

33.	Events after the reporting date

There are no significant subsequent events, which could have had a material effect on the financial statements of the Company as at 30 June 2015 that have not been adequately provided for or disclosed in the financial statements.

96       |  ANNUAL REPORT 2015

Additional

Financial

Information

  |  ANNUAL REPORT 2015    97

Value Added Statement

for the year ended 30th June

	2015		2014
	N’000%		N’000%
Revenue	118,495,882		109,202,120

Bought-in materials and services
- Local	(51,202,325)		(51,437,387)
- Imported	(28,255,481)		(22,305,881)

	39,038,076		35,458,852

Other income	722,587		734,346
Finance income	705,443		319,741

Valued added	40,466,106	100	36,512,939	100

Distribution of Value Added:

To Government:
Taxation	3,000,203	7	2,108,080	6

To Employees:
Salaries, wages and fringe benefits	12,728,213	31	9,527,408	26

To Providers of Finance:
Finance costs	5,577,720	14	4,761,559	13

Retained in the Business:
For replacement of property, plant and equipment	11,215,213	29	10,525,929	29
For replacement of intangible assets	117,743	—	94,433	—
Proposed dividend	4,818,842	12	4,818,842	13
To augument reserve	3,008,172	7	4,676,688	13

	40,466,106	100	36,512,939	100

Value added represents the additional wealth which the Company has been able to create by its own employees’ efforts. This statement shows the allocation of that wealth between government, employees, providers of capital and that retained in the business.

98       |  ANNUAL REPORT 2015

Financial Summary

Income Statement

	2015	2014	2013	2012
	N’000	N’000	N’000	N’000
Revenue	118,495,882	109,202,120	122,463,538	116,461,882

Operating profit	15,667,379	16,123,378	20,933,616	21,895,799

Profit before taxation	10,795,102	11,681,560	17,008,875	20,383,158

Profit for the year	7,794,899	9,573,480	11,863,726	14,214,620

Statement of comprehensive income
Profit after taxation	7,794,899	9,573,480	11,863,726	14,214,620
Other comprehensive income, net of tax	32,115	(77,950)	(83,770)	86,811

Comprehensive income for the year	7,827,014	9,495,530	11,779,956	14,301,431

Per 50k share data (in kobo)
Basic and diluted earnings per share	518	636	793
Declared dividend per share	320	700	800

Statement of Financial Position

	2015	2014	2013	2012	1 July 11
	N’000	N’000	N’000	N’000	N’000
Employment of funds
Property, plant and equipment	87,754,074	90,683,405	88,112,852	76,293,851	58,269,455
Intangible assets	942,887	608,138	578,771	679,792	1,031,280
Prepayments	13,283	171,119	98,768	247,549	343,385
Other recievables	24,876	25,570	31,611	10,292	27,824
Net current liabilities	(12,588,832)	(3,408,438)	(19,036,478)	(16,421,354)	(6,233,119)
Loans and borrowings	(12,250,754)	(27,429,985)	(8,796,183)	(8,513,058)	(1,332,933)
Employee benefits	(2,212,922)	(3,028,651)	(2,994,557)	(2,782,809)	(3,435,532)
Deferred tax liabilities	(13,341,236)	(12,559,441)	(11,955,673)	(10,902,749)	(9,798,989)

Net assets	48,341,376	45,061,717	46,039,111	38,611,514	38,871,371

Funds employed
Share capital	752,944	752,944	752,944	737,463	737,463
Share premium	8,961,346	8,961,346	8,961,346	1,545,787	1,545,787
Share based payment reserve	18,582	18,582	18,582	62,308	21,413
Retained earnings	38,608,504	35,328,845	36,306,239	36,265,956	36,566,708

Shareholders’ funds	48,341,376	45,061,717	46,039,111	38,611,514	38,871,371

Per 50k share data (in kobo)
Net assets per share	3,210	2,992	3,057

The financial information presented above reflects historical summaries based on Internation Financial Reporting Standards. Information related to prior periods has not been presented as it is based on a different financial reporting framework (Nigerian GAAP) and is therefore not directly comparable.

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